Exhibit 99.1

CONTACT:	John Hyre, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP REPORTS
THIRD QUARTER 2008 RESULTS
NEW ALBANY, OHIO, October 22, 2008 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $192.9 million for the third quarter ended September 30, 2008, compared to revenues of $160.9 million for the third quarter of 2007. Operating income for the third quarter was $0.5 million compared to $2.8 million for the third quarter of 2007. Net loss was $2.6 million for the quarter, or ($0.12) per diluted share, compared to a net loss of $2.7 million, or ($0.13) per diluted share, in the prior-year quarter. Fully diluted shares outstanding for the quarter were 21.5 million compared to 21.4 million for the prior-year period.
“We have certainly faced strong headwinds this year with commodity pricing and petroleum-related service costs and these past several months are no exception,” said Mervin Dunn, president and chief executive officer of Commercial Vehicle Group. “We have worked closely with our customers on recovery of these incremental costs and continue to work diligently on reducing our material and logistics costs which have been severely impacted this year as a result of the global economic conditions,” added Mr. Dunn.
Revenues for the quarter compared to the prior-year period increased by approximately $32.0 million due primarily to the increase in the North American Class 8 heavy truck market as well as acquisitions made during the fourth quarter of 2007. Operating income decreased by approximately $2.3 million from the prior year quarter primarily as a result of the performance of acquisitions made during the fourth quarter of 2007 and the continued pressures on raw material and logistics costs. Fully diluted loss per share improved by approximately $0.01 from the prior year quarter.
Net debt (calculated as total debt less cash and cash equivalents) improved to $151.7 million at September 30, 2008, when compared to $163.1 million at June 30, 2008. Capital expenditures were $3.8 million, or 2.0% of revenues, for the three-month period ending September 30, 2008.
The Company estimates its revenues for the full year 2008 to be in the range of $781.0 to $793.0 million and its estimates for operating income to be in the range of $18.0 to $21.0 million. Fully diluted (loss) earnings per share for the year is projected to be in the range of ($0.08) to $0.01 based on 21.7 million diluted shares. These estimates are based on North American Class 8 truck production levels in the range of 205 thousand to 215 thousand units.
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“We recognize the importance of cash generation, liquidity and long-term financing in today’s marketplace and we are very pleased with our achievements in overall debt reduction this past quarter,” said Chad M. Utrup, chief financial officer of Commercial Vehicle Group.  “We will continue to focus heavily on reducing costs and capital spending as we work our way through the current market conditions,” added Mr. Utrup.
A conference call to review third quarter results is scheduled for Thursday, October 23, 2008, at 10:00 a.m. ET. To participate, dial (888) 713-4218 using access code 16328607. You can pre-register for the conference call and receive your pin number at:
https://www.theconferencingservice.com/prereg/key.process?key=PLF8YF4VN
This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com.
A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 32749227.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company estimates for future periods with respect to revenues and earnings per share or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) the Company’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which the Company serves; (iv) increased competition in the heavy-duty truck market; (v) the Company’s failure to complete or successfully integrate additional strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or the Company’s financial position; and (ix) various other risks as outlined in the Company’s SEC filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES	$192,860	$160,918	$599,104	$518,285

COST OF REVENUES	175,952	143,099	538,023	457,578

Gross Profit	16,908	17,819	61,081	60,707

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	15,983	14,665	47,761	44,829

GAIN ON SALE OF LONG LIVED ASSET	—	—	(6,075)	—

AMORTIZATION EXPENSE	379	169	1,065	531

RESTRUCTURING CHARGES	—	182	—	1,180

Operating Income	546	2,803	18,330	14,167

OTHER (INCOME) EXPENSE	(72)	4,339	5,840	4,556

INTEREST EXPENSE	3,708	3,242	11,407	10,415

LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	—	149

(Loss) Income Before Provision for Income Taxes	(3,090)	(4,778)	1,083	(953)

(BENEFIT) PROVISION FOR INCOME TAXES	(487)	(2,096)	131	(999)

Net (Loss) Income	$(2,603)	$(2,682)	$952	$46

(LOSS) EARNINGS PER COMMON SHARE:
Basic	$(0.12)	$(0.13)	$0.04	$0.00

Diluted	$(0.12)	$(0.13)	$0.04	$0.00

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	21,537	21,438	21,537	21,413

Diluted	21,537	21,438	21,700	21,640

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	September 30,	December 31,
	2008	2007
	(unaudited)	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,922	$9,867
Accounts receivable, net	128,053	107,687
Inventories, net	97,456	96,385
Prepaid expenses	12,020	16,508
Deferred income taxes	17,218	12,989

Total current assets	262,669	243,436

PROPERTY, PLANT AND EQUIPMENT, net	94,119	98,258
GOODWILL, INTANGIBLE AND OTHER ASSETS, net	261,218	257,395

TOTAL ASSETS	$618,006	$599,089

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

CURRENT LIABILITIES:
Current maturities of long-term debt	$120	$116
Accounts payable	100,955	93,033
Accrued liabilities	36,595	33,115

Total current liabilities	137,670	126,264

LONG-TERM DEBT, net of current maturities	159,510	159,609
OTHER LONG-TERM LIABILITIES	54,770	47,881

Total liabilities	351,950	333,754

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ INVESTMENT:
Common stock, $0.01 par value per share; 30,000,000 shares authorized; 21,536,814 and 21,536,814 shares issued and outstanding	215	215
Treasury stock purchased from employees; 28,153 shares	(414)	(414)
Additional paid-in capital	180,321	177,421
Retained earnings	89,770	88,818
Accumulated other comprehensive loss	(3,836)	(705)

Total stockholders’ investment	266,056	265,335

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT	$618,006	$599,089

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